Exhibit 99.1
ADAPTABILITY AGILITY: 2023 Annual Highlights Navigating New Landscapes From Storms to Strength, Building a Legacy of Endurance

CONTENTS 2023 ANNUAL HIGHLIGHTS President&CEO – Shareholder Letter 4 Lead&Guide – C&N Leadership 8 Dollars&Sense – C&N Financial Profile 10 Quarterly Share Data Operations Comparisons End of Period Balances Consolidated Financial Data C&N Wealth Management Awards&Recognition 16 Community&Commitment 18

From Storms to Strength, Building a Legacy of Endurance Navigating New Landscapes

Every year throughout its long history, C&N is presented with new challenges, yet 2023 was unique and extraordinary from the beginning. As we turned the calendar from 2022 into 2023, the Federal Reserve continued its fight on inflation with continued rate increases. After reducing the fed funds rate target to 0%- 0.25% at the onset of COVID in 2020, between March of 2022 and July of 2023, it raised the target rate 11 times to 5.25% to 5.50%, the fastest and largest increase in more than 40 years. While both short- and long-term rates increased, the pace of change on the short end produced an inverted yield curve that has persisted into early 2024. With an inverted yield PRESIDENT&CEO curve generally heralding recession, economists have debated when (and if) a recession would materialize, as higher rates have slowed the economy. In March, Silicon Valley Bank and Signature Bank were closed followed by the failure of First Republic Bank in May. While there have been few bank failures in recent years, these were three of the four largest failures in U.S. banking history. While the government and federal regulators took swift action to guarantee these banks’ deposits and reassure customers, there were fears across the country regarding liquidity, challenging all bankers to restore confidence in their banks and the overall system. The industry responded well to these events, calming fears and reducing deposit churn as the months progressed. The C&N team took action to reinforce customer confidence emphasizing the strength of our capital position, diverse local depositor base, low level of uninsured deposits, and access to substantial additional sources of liquidity. These strengths remain today. “The C&N team took action to reinforce customer confidence emphasizing the strength of our capital position, diverse local depositor base, low level of uninsured deposits, and access to substantial additional sources of liquidity. These strengths remain today.” 2023 ANNUAL HIGHLIGHTS 04 Dear Shareholder,

This environment highlighted our adaptability and agility as the entire team heightened our focus on sustaining and building our strong deposit base. Generating core deposits has always been a key part of our relationship model that focuses on creating value for our clients, not simply paying the highest rates. This model provides both solid liquidity and supports our historically strong net interest margin and earnings. I am pleased to report that the team’s pivot and collective efforts accomplished our goals. Our performance for the year was solid and our strong financial position and risk profile supports our plans for growth. C&N posted a net income of $24.1 million or $1.57 per share in 2023, compared to $26.6 million or $1.71 per share in 2022. 2023 results include a net charge to earnings of $.08 per share, a result of repositioning a portion of our securities portfolio and investments in bank-owned life insurance. One of the most significant factors impacting 2023 results was the lack of growth in net interest income. While we did sustain our strong deposit base and generated solid loan growth, the cost of deposits and other funding sources increased more than the yield on loans and investments causing a decline in this key revenue source. Offsetting this revenue decrease, the provision for credit losses declined substantially, reflecting strong and stable credit quality in the loan portfolio. Non-interest income, excluding the impact of the balance sheet restructuring in the fourth quarter, increased somewhat. And the increase in noninterest expenses reflects the impact of inflation as well as ongoing investments in our capacity to deliver value for customers and position for growth. 4 Bank stock prices were generally volatile during 2023, C&N included. The December 31,2023 closing price was $22.43, about 2% lower than a year earlier. However, the 52-week high and low were $23.90 and $16.71, respectively. All through these fluctuations, C&N shares retained a strong valuation relative to the industry as measured by price-to-book value and price earnings multiples. Supporting this strength and reflecting confidence in the future of C&N, total cash dividends to shareholders for 2023 remained at $1.12 per share. This represents a 4.99% annualized yield on C&N common stock based on the December 31, 2023, closing price of $22.43 per share. Branches&Roots With the disrupted banking environment of 2023, our Branch Delivery teams went above and beyond to educate and inform customers on the details of deposit insurance, while meeting their needs and creating value. As always, we worked to enhance our ability to provide outstanding service by asking customers and our teams to consider the hallmarks of a great C&N experience and how we can know when we’ve delivered. Utilizing this feedback, our customer Experience Coordinator and dedicated Customer Experience Team developed formal standards that will serve as a framework for providing consistent, streamlined, excellent service. This means instead of simply recommending a product or service without context, our teams are seeking to understand customer needs, and recommend appropriate solutions based on their 05 2023 ANNUAL HIGHLIGHTS existing “connection points” with C&N, whether that’s depositing a check with your Personal Banker, or assessing retirement options with a Financial Advisor. We’re also deepening the connection with our Southeast and Southcentral Pennsylvania regions. In August, we welcomed three new members to our Southeast Wealth Management team and in January 2024 we welcomed three new commercial lenders to serve the Lancaster area, ensuring we are well-positioned to pursue opportunities in each market. Technology&Data We continued to make significant, targeted investments in technology that will help us to anticipate our customers’ needs and provide the means for following up promptly across departments when a need is recognized. We’re also making our products, services and platforms even easier and more streamlined. Our new small business lending platform, for example, will allow small business customers to quickly apply for a loan with a few clicks or swipes on their phone! In May, we updated our C&N Lifetime credit card platform with significantly improved functionality and several enhanced features. This new portal allows for a fully digital application process, mobile friendly website, greater utility and value for business customers, and easy access to account services. We also advanced technology with the introduction of “Andy”, our virtual assistant, that helps customers answer questions 24/7! And in the coming months, we will be introducing significant enhancements to our online deposit platforms that will provide a seamless, convenient digital experience for both personal and business banking. Teams &Culture In January 2023, Kelley Cwiklinski joined the executive team as our Chief Commercial Lending Officer. In addition to her broad experience, Kelley’s leadership and commitment to creating value for customers is a great fit for C&N and was important as we navigated the challenging marketplace in 2023. Our teams have again shone their dedication to our 2023 ANNUAL HIGHLIGHTS 06 “Our performance for the year was solid and our strong financial position and risk profile supports our plans for growth.”

communities with our Giving Back, Giving together initiatives. Last May, we closed our Emergency Services campaign, bringing in over $100,000 to support local emergency services organizations. Our current cause of supporting local seniors has already earned over $50,000, halfway to our $100,000 goal! C&N is partnered with 33 local senior organizations on their mission, and our teams will continue to support this cause across all markets in 2024! We also had a record year for our financial literacy programs, reaching over 1,700 students with our Teach Children to Save and Get Smart About Credit in-school presentations. These achievements reflect our unwavering commitment to financial education and community engagement. And in January we began our Safe Banking for Seniors program; an initiative that helps seniors navigate financial topics like avoiding scams, understanding power of attorney, and preventing identify theft. As we reflect on the events of 2023, it’s clear we would not be here without the engagement and resilience of our teams. Through all the challenges of this most unique year, they remained focused on creating value for our customers, reaffirming our commitment to serving the community, while also building capacity to pursue our strategy for growth. It is their effort that will continue to generate long-term value for you, our shareholders. Our current cause of supporting local seniors has already earned over $50,000, halfway to our $100,000 goal! We’re also making our products, services & platforms even easier and more streamlined. Our new small business lending platform will allow small business customers to quickly apply for a loan with a few clicks or swipes on their phone! 07 2023 ANNUAL HIGHLIGHTS J. Bradley Scovill President & CEO

LEAD&GUIDE 2023 ANNUAL HIGHLIGHTS 08 Mark A. Hughes Treasurer Elizabeth Pivirotto Executive Assistant to the CEO Glenn James EVP & General Counsel & Corporate Secretary J. Bradley Scovill President & CEO CORPORATE OFFICERS Alex Balagour EVP & Chief Information Officer Matthew Bower EVP & Chief Wealth Management Officer Kelley Cwiklinski EVP & Chief Commercial Lending Officer Stan R. Dunsmore EVP & Chief Credit Officer Hal F. Hoose, III EVP & Chief Revenue Officer Mark A. Hughes EVP & Chief Financial Officer Glenn James EVP & General Counsel & Corporate Secretary John M. Reber EVP & Chief Risk Management Officer Thomas L. Rudy, Jr. EVP & Chief Delivery Officer Blair T. Rush EVP & Regional President J. Bradley Scovill President & CEO Tracy E. Watkins EVP & Chief Human Resource Officer EXECUTIVE TEAM

09 2023 ANNUAL HIGHLIGHTS North Region John A. Abplanalp Evan R. Barnes Brian A. Bicksler Casandra K. Blaney Krystle R. Bristol James N. Capriotti Laura C. Cimino Matthew S. DeCamp D. Mark Errick Byron Farnsworth Jr. Zachary R. Gates Brandon E. Hackett Lindsay R. Harding Mark R. Howe John S. Johnston Joseph R. Kightlinger Taunya Knolles Rosenbloom J. Wesley Kocsis Dr. Stephen D. Laudermilch Danielle M. Lee Scott E. Lewis Kimberly J. Mastrantonio David C. Murdock Mary C. Owlett Jeffrey B. Paul Damian M. Rossettie William B. Saxe Eric Schoonover Ray E. Wheeland Andrew R. Wilcox Andrea F. Streich Northcentral Region Robert T. Beiter Stanley Cary Jr. John M. Confer Nichole B. Crawford Andrew J. Girio Benjamin D. Meckbach Jeffrey M. Patterson Tyler L. Rhone David A. Schall Allison Savoy Staiman Southcentral Region Thomas K. Baughman Matthew R. Doran Nicholas E. Hauck Ryan A. Myers Alex E. Snyder Southeast Region Glenda R. Childs Linda J. Kilroy Daniel P. Marrazzo Karen J. Miller Louis Quattrocchi Gary B. Rubin Michael J. Rush Irving N. Stein David E. Thompson James Watts ADVISORY BOARD Terry L. Lehman, CPA Chairman, Retired Certified Public Accountant Stephen M. Dorwart, CPA Fischer Dorwart, P.C. Susan E. Hartley Attorney at Law Bobbi J. Kilmer Retired President & CEO, Claverack Rural Electric Leo F. Lambert Former President/ GM Fitzpatrick & Lambert, Inc. Robert G. Loughery President, Nehemiah Development Company Frank G. Pellegrino Owner & Developer, Carlton Associates, LLC Helen S. Santiago, CPA LaBarr and LaBarr J. Bradley Scovill President & CEO, C&N Katherine W. Shattuck Consultant, Senior Client Partner, Korn Ferry Aaron K. Singer President & CEO, Metalkraft Industries, Inc. BOARD OF DIRECTORS We are grateful to our Board of Directors & Advisory Board members for lending their expertise to further the mission of C&N and for providing us with valuable insight into the communities we serve.

DOLLARS&SENSE 2023 ANNUAL HIGHLIGHTS 10 2023 QUARTERLY SHARE PRICE DATA $30.00 $20.00 $10.00 $0.00 First Quarter Second Quarter Third Quarter Fourth Quarter High Low 2023 HIGH LOW DIVIDEND DECLARED PER QUARTER 2022 HIGH LOW DIVIDEND DECLARED PER QUARTER First quarter $23.90 $20.06 $0.28 First quarter $27.50 $23.82 $0.28 Second quarter 21.72 16.71 0.28 Second quarter 25.20 23.21 0.28 Third quarter 21.71 21.38 0.28 Third quarter 25.77 23.29 0.28 Fourth quarter 23.50 16.92 0.28 Fourth quarter 25.20 22.67 0.28

FIVE-YEAR SUMMARY

Operations Comparison

DILUTED EARNINGS PER SHARE
(In Thousands)



$2.10
$1.75
$1.40
$1.05
$0.70
$0.35
$0.00
2023
2022
2021
2020
2019

CASH DIVIDENDS DECLARED PER SHARE



$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
2023
2022
2021
2020
2019

INCOME STATEMENT **(In Thousands)**	2023	2022	2021	2020	2019
Interest and dividend income	$113,504	$92,647	$84,501	$77,160	$64,771
Interest expense	33,104	9,519	6,562	9,595	10,283
Net interest income	80,400	83,128	77,939	67,565	54,488
Provision for credit losses	186	7,255	3,661	3,913	849
Net interest income after provision for credit losses	80,214	75,873	74,278	63,652	53,639
Noninterest income excluding securities (losses) gains	27,453	24,412	25,857	24,344	19,284
Net realized (losses) gains on available-for-sale debt securities	(3,036)	20	24	169	23
Loss on prepayment of borrowings	0	0	0	1,636	0
Merger-related expenses	0	0	0	7,708	4,099
Noninterest expense excluding loss on prepayment of borrowings and merger-related expenses	74,148	67,955	62,472	55,609	45,438
Income before income tax provision	30,483	32,350	37,687	23,212	23,409
Income tax provision	6,335	5,732	7,133	3,990	3,905
Net income	$24,148	$26,618	$30,554	$19,222	$19,504
Net income attributable to common shares	$23,962	$26,381	$30,313	$19,106	$19,404

PER COMMON SHARE DATA	2023	2022	2021	2020	2019
Basic earnings per share	$1.57	$1.71	$1.92	$1.30	$1.46
Diluted earnings per share	$1.57	$1.71	$1.92	$1.30	$1.46
Cash dividends declared per share	$1.12	$1.12	$1.11	$1.08	$1.18
Book value per common share at period-end	$17.15	$16.07	$19.13	$18.84	$17.82
Tangible book value per common share at period-end	$13.56	$12.50	$15.58	$15.30	$15.66
Weighted average common shares outstanding - basic	15,241,859	15,455,432	15,765,639	14,743,386	13,298,736
Weighted average common shares outstanding - diluted	15,241,859	15,458,531	15,771,955	14,747,048	13,321,559

11 2023 ANNUAL HIGHLIGHTS

2023 ANNUAL HIGHLIGHTS 12 FIVE-YEAR SUMMARY End of Period Balances END OF PERIOD BALANCES(In Thousands) 2023 2022 2021 2020 2019 Available-for-sale debt securities $415,755 $498,033 $517,679 $349,332 $346,723 Gross loans 1,848,139 1,740,040 1,564,849 1,644,209 1,182,222 Allowance for credit losses on loans 19,208 16,615 13,537 11,385 9,836 Total assets 2,515,584 2,454,307 2,327,648 2,239,100 1,654,145 Deposits 2,014,806 1,997,593 1,925,060 1,820,469 1,252,660 Borrowings, senior notes and subordinated debt 211,759 181,781 77,555 91,183 144,847 Stockholders' equity 262,381 249,325 301,405 299,756 244,452 Accumulated other comprehensive (loss) income (38,437) (49,878) 5,026 11,795 3,691 Common shares outstanding 15,295,135 15,518,819 15,759,090 15,911,984 13,716,445 AVERAGE BALANCES (In Thousands) 2023 2022 2021 2020 2019 Total assets 2,462,856 2,372,788 2,319,234 2,009,825 1,540,469 Earning assets 2,341,617 2,240,199 2,145,475 1,856,487 1,437,993 Gross loans 1,792,149 1,628,094 1,596,756 1,445,098 1,057,559 Deposits 1,971,926 1,980,412 1,905,400 1,586,409 1,213,687 Stockholders' equity 248,494 265,093 301,226 273,351 229,446 TOTAL ASSETS (In Thousands) $2,800,000 $2,400,000 $2,200,000 $2,000,000 $1,800,000 $1,600,000 $1,400,000 2023 2022 2021 2020 2019 GROSS LOANS (In Thousands) $2,000,000 $1,800,000 $1,600,000 $1,400,000 $1,200,000 $1,000,000 $800,000 2023 2022 2021 2020 2019

FIVE-YEAR SUMMARY

End of Period Balances

DEPOSITS
(In Thousands)


$2,100,000
$1,800,000
$1,500,000
$1,200,000
$900,000
$600,000
0
2023
2022
2021
2020
2019

STOCKHOLDERS' EQUITY
(In Thousands)


$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$0
2023
2022
2021
2020
2019

KEY RATIOS	2023	2022	2021	2020	2019
Return on average assets	0.98%	1.12%	1.32%	0.96%	1.27%
Return on average equity	9.72%	10.04%	10.14%	7.03%	8.50%
Average equity to average assets	10.09%	11.17%	12.99%	13.60%	14.89%
Net interest margin (1)	3.47%	3.77%	3.69%	3.69%	3.86%
Efficiency (2)	69.51%	62.48%	59.54%	59.87%	60.73%
Cash dividends as a % of diluted earnings per share	71.34%	65.50%	57.81%	83.08%	80.82%
Tier 1 leverage	9.87%	10.11%	10.53%	10.34%	13.10%
Tier 1 risk-based capital	13.27%	13.43%	15.22%	15.58%	19.19%
Total risk-based capital	15.67%	15.72%	18.21%	17.49%	20.70%
Tangible common equity/tangible assets	8.43%	8.08%	10.81%	11.15%	13.22%
Nonperforming assets/total assets	0.75%	1.04%	0.94%	1.10%	0.80%
Nonperforming loans/total loans	0.99%	1.46%	1.36%	1.42%	0.88%
Allowance for credit losses/total loans	1.04%	0.95%	0.87%	0.69%	0.83%
Net charge-offs/average loans	0.01%	0.26%	0.09%	0.16%	0.03%

(1) Rates of return on tax-exempt securities and loans are calculated on a fully taxable equivalent basis.

(2) The efficiency ratio is calculated by dividing: (a) total noninterest expense excluding merger-related expenses and losses from prepayment of debt, by (b) the sum of net interest income (including income from tax-exempt securities and loans on a fully-taxable equivalent basis) and noninterest income excluding securities gains or losses and enhancement fee of $2.1 million included in noninterest income related to purchase of Bank-Owned Life Insurance in 2023.

13 2023 ANNUAL HIGHLIGHTS

QUARTERLY CONSOLIDATED FINANCIAL DATA

The following table presents summarized financial data for 2022 & 2023

2023 (In Thousands Except Per Share Data) (Unaudited)	1st quarter March 31	2nd quarter June 30	3rd quarter Sept. 30	4th quarter Dec. 31
Interest income	$26,139	$28,011	$29,118	$30,236
Interest expense	5,358	7,649	9,455	10,642
Net interest income	20,781	20,362	19,663	19,594
(Credit) provision for credit losses	(352)	812	(1,225)	951
Net interest income after (credit) provision for credit losses	21,133	19,550	20,888	18,643
Other income	5,609	6,635	6,489	8,720
Net realized gains (losses) on available-for-sale debt securities	7	(1)	0	(3,042)
Other expenses	19,087	18,722	17,940	18,399
Income before income tax provision	7,662	7,462	9,437	5,922
Income tax provision	1,409	1,419	1,846	1,661
Net income	$6,253	$6,043	$7,591	$4,261
Net income attributable to common shares	$6,201	$5,996	$7,534	$4,231
Net income per share – basic	$0.40	$0.39	$0.50	$0.28
Net income per share – diluted	$0.40	$0.39	$0.50	$0.28

2022 (In Thousands Except Per Share Data) (Unaudited)	1st quarter March 31	2nd quarter June 30	3rd quarter Sept. 30	4th quarter Dec. 31
Interest income	$21,773	$21,309	$23,710	$25,855
Interest expense	1,441	1,684	2,831	3,563
Net interest income	20,332	19,625	20,879	22,292
Provision for credit losses	891	308	3,794	2,262
Net interest income after provision for credit losses	19,441	19,317	17,085	20,030
Other income	5,821	6,830	5,651	6,110
Net realized gains (losses) on available-for-sale debt securities	2	(1)	20	(1)
Other expenses	16,886	17,039	17,443	16,587
Income before income tax provision	8,378	9,107	5,313	9,552
Income tax provision	1,483	1,618	858	1,773
Net income	$6,895	$7,489	$4,455	$7,779
Net income attributable to common shares	$6,835	$7,419	$4,416	$7,711
Net income per share – basic	$0.44	$0.48	$0.29	$0.50
Net income per share – diluted	$0.44	$0.48	$0.29	$0.50

2023 ANNUAL HIGHLIGHTS 14

WEALTH MANAGEMENT DATA

The following table presents summarized financial data for C&N Wealth Management.

TRUST ASSETS UNDER MANAGEMENT
(In Thousands)



$1,300,000
$1,040,000
$780,000
$520,000
$260,000
$0
2023
2022
2021
2020
2019

TRUST REVENUE
(In Thousands)



$7,500
$6,000
$4,500
$3,000
$1,500
$0
2023
2022
2021
2020
2019

WEALTH MANAGEMENT (In Thousands)	2023	2022	2021	2020	2019
Assets	$1,188,082	$1,063,615	$1,232,919	$1,103,228	$1,007,113
Revenue	$7,413	$6,994	$7,234	$6,321	$6,106

INVESTMENTS (In Thousands)	2023	2022	2021	2020	2019
Mutual Funds	$732,876	$680,475	$797,336	$697,010	$611,539
Stocks	230,120	207,227	250,765	223,543	207,847
Bonds	111,457	90,447	95,427	104,833	101,966
Savings and money market funds	98,919	69,352	75,140	63,069	71,936
Real Estate	8,796	9,294	6,012	6,797	6,349
Miscellaneous	5,899	6,736	8,145	7,873	7,346
Mortgages	15	84	94	103	130
Total	$1,188,082	$1,063,615	$1,232,919	$1,103,228	$1,007,113

ACCOUNTS (In Thousands)	2023	2022	2021	2020	2019
Pension/profit sharing	$452,395	$424,157	$498,714	$439,739	$402,062
Investment management	418,393	345,753	391,777	344,688	307,068
Trusts	201,450	192,426	227,821	209,273	196,660
Custody	103,906	94,769	104,562	99,273	89,241
Guardianships	4,028	3,421	3,852	3,328	2,907
Estates	7,910	3,089	6,193	6,927	9,175
Total	$1,188,082	$1,063,615	$1,232,919	$1,103,228	$1,007,113

Some products are not FDIC insured or guaranteed, not a deposit or other obligation of the bank, not guaranteed by the bank and are subject to investment risk, including possible loss of the principal amount invested and are not insured by any other federal government agency.

15 2023 ANNUAL HIGHLIGHTS

AWARDS&RECOGNITION



The Teri L. Mitchell Scholarship

The Teresa (Teri) L. Mitchell Scholarship honors Teri's 37 years of devoted service at C&N, encapsulating her commitment to professional growth. Established in her memory, the scholarship supports C&N teammates displaying dedication to ongoing professional development and a strong work ethic.

Congratulations to the 2023 Scholarship winners, embodying the values cherished by Teri. This legacy scholarship provides recipients with the opportunity to attend the PA Bankers Association's Women in Banking Conference, echoing Teri's appreciation for educational opportunities.

- **Lindsay Bickley**
- **Rachel Brill**
- **Jessika Garner**
- **Samantha Pecynski**
- **Maria Ryan**
- **Kristen Summerson**

Retirements

11 C&N team members were recognized for their combined 236 years of service. C&N is proud and appreciative of their dedication to the organization.

45 Years of Service
Virginia Reap
Sayre

43 Years of Service
Mark Miller
Wellsboro

36 Years of Service
Christopher Bolt
Wellsboro

22 Years of Service
Janis Bartlett
Muncy

21 Years of Service
Teri Snyder
Sayre

19 Years of Service
Darci Baird
Sayre

18 Years of Service
Diane Egly
Williamsport

15 Years of Service
Toni Bolt
Tioga

8 Years of Service
Lynne Povish
Old Lycoming

6 Years of Service
Karen Pangrazzi
Wellsboro

3 Years of Service
Patrick Davis
Doylestown

Years of Service Milestones

38 C&N team members were recognized for their combined 455 years of service. C&N is proud and appreciative of their dedication to the organization.

35 Years of Service
Dianne E. Zimmerman

30 Years of Service
Leslie R. Raymond
Wendy J. Smith

25 Years of Service
Peter J. Boergermann
Victoria S. Harrison

20 Years of Service
Amy S. Bowser
Christopher J. Rell

20 Years of Service
Tracy E. Watkins
Nadine M. Wingrove

15 Years of Service
Cassie J. Brelo
Laeken M. Cook
Chrissi L. Hume

10 Years of Service
Rachel M. Brill
Kori A. Casselberry
Felicia M. Crumb

10 Years of Service
Patricia H. Ibach
Amy L. Long
Wesley A. O'Neil
Amanda M. Reed
Lynne M. Smith

5 Years of Service
Deana M. Campbell
Riley S. Collins
Christian A. Cuff
Angela M. Day
Kristine L. Drake

5 Years of Service
Ryan L. Eck
Michael J. Hickey
Phylis A. Jensen
Susan C. Kehler
Corinne B. Mast
Alyssa A. Morey
Maureen L. Putnam
Tyler R. Sones
Ryan J. Tevlin
Jessica R. Walton
Shelby H. Wheeler

2023 ANNUAL HIGHLIGHTS 16

Impactful Awards

Spirit of Service Award



Brittany Weiskopff
(left), Executive Assistant, Wellsboro, presented by Hal Hoose.



Jessica Walton
(right), Trust Administrator, Sayre, presented by Tom Rudy.

Spirit of Service Award



Phylis Jensen
(right), AVP - Retail Operations Coordinator, Wellsboro, presented by Cassie Brelo.

Top Performing Team


BANKING | LENDING | WEALTH

Commercial Lending Team
accepted on behalf of the team by Kelley A. Cwiklinski, Chief Commercial Lending Officer

Achievement Award



Joselyn Remphrey
(right), Retail Operations Coordinator, Muncy presented by Tom Rudy.

Top Performer Award



Tracy Merrick
(left), Universal Client Contact Specialist, Wellsboro, presented by Hal Hoose.



Best Team Partner Award

Training & Development Team



Best Team Partner Award

Accounting Team

17

2023 ANNUAL HIGHLIGHTS

COMMUNITY&COMMITMENT 2023 ANNUAL HIGHLIGHTS 18 C&N’s story isn’t confined to balance sheets and teller windows; it’s woven into the very fabric of the communities we serve. We’re more than just a bank, we’re neighbors, friends, and partners, dedicated to building a brighter future for everyone GIVING BACK, GIVING TOGETHER: C&N’s “Giving Back, Giving Together” initiative works to rewrite the story for local seniors. As of December 2023, this remarkable effort has already surpassed $50,000, but the true measure lies not in dollars, but in the 317 essential items donated, the 55 volunteer hours shared, and the countless smiles painted on faces that truly define this effort. Every dollar raised stays within our community, supporting 33 local senior organizations who know our seniors best. We don’t just deliver warmth; we remind our seniors they’re valued, their stories treasured, their lives worth enriching. Join us in rewriting the narrative! Every donation, every volunteer hour, every item brought with a compassionate heart brings us closer to that $100,000 goal, and closer to warming the hearts of countless seniors, all year round. FINANCIAL WELLNESS PROGRAMS Building a brighter future starts with financial literacy. Through a partnership with the American Bankers Association Foundation, our teammates provide financial wellness programs that reach across generations, touching the lives of children, teens, and even seniors, paving the way for brighter financial futures. • Teach Children to Save (TCTS): 1,254 children, as of December 2023, have learned early lessons in financial responsibility, equipped with the confidence to navigate their future financial journeys. “C&N’s commitment to community is woven into the very core of our being. It’s not confined to financial transactions, but extends into the realm of year-round support and empowerment.”

19 2023 ANNUAL HIGHLIGHTS4 • Get Smart About Credit (GSAC): 450 teens have been empowered with vital credit knowledge, fostering positive financial habits that will guide them throughout their lives. A special shout-out to the Emporium Team, whose dedication reached 122 teens and earned them the internal competition win! But the impact goes beyond numbers. Even the smallest of presentations, the quietest whispers of financial wisdom, make a difference. We recognize this, applauding not just our top performers but every team member and office staff who contributes to our success. This dedication shines through in our exciting initiative for 2024: “Safe Banking for Seniors.” Aligning with our core values of customer protection and community support, this program will provide easy-to-use materials and resources to protect and educate senior customers, ensuring their financial security and peace of mind. BUILDING BRIGHTER FUTURES, TOGETHER C&N’s commitment to community is woven into the very core of our being. It’s not confined to financial transactions, but extends into the realm of year-round support and empowerment, from winter warmth for seniors to financial literacy for generations to come. Our dedication is an inspiration, our impact undeniable. As we move forward, we are proud to continue our tradition of weaving threads of kindness, knowledge, and support into the fabric of our communities, one empowered individual, one brighter future at a time.

cnbankpa.com